Exhibit 99.1

NOTICE OF REDEMPTION

TO THE HOLDERS OF

CMS ENERGY CORPORATION

5.50% CONVERTIBLE SENIOR NOTES DUE 2029

CUSIP NUMBER 125896 BD1

NOTICE IS HEREBY GIVEN THAT, pursuant to (a) Article Eleven of the Indenture dated as of September 15, 1992 between CMS Energy Corporation (the “Company”) and The Bank of New York Mellon (the “Trustee”) (the “Indenture”) and (b) Article Three of the Twenty-Second Supplemental Indenture to the Indenture, dated as of the 15th day of June, 2009 between the Company and the Trustee (the “Supplement”), there is hereby called for redemption on June 20, 2014 (the “Redemption Date”), at the redemption price hereinafter described (the “Redemption Price”), One Hundred Fifty-Five Million, Eight Hundred Thirteen Thousand Dollars ($155,813,000) aggregate principal amount of the Company’s 5.50% Convertible Senior Notes due 2029 (the “Notes”).

On the Redemption Date there will become due and payable upon each of the Notes the Redemption Price which is defined as an amount equal to (i) 100% of the principal amount of each such Note plus (ii) accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date.

Unless the Company defaults in making payment of the Redemption Price, on the Redemption Date the Notes shall cease to be outstanding, interest on the Notes shall cease to accrue and all other rights of the registered holders of such Notes (the “Holders”) will terminate, other than the right to receive the Redemption Price.

The Notes should be surrendered to the undersigned Trustee, as paying agent, at its corporate trust office referred to below, for payment of the Redemption Price.  If payment is requested to be made to other than the Holder, a written instrument of transfer duly executed by the Holder must accompany the Notes.

By Mail	By Hand	By Courier

The Bank of New York Mellon	The Bank of New York Mellon	The Bank of New York Mellon
Institutional Trust Services	101 Barclay Street	Institutional Trust Services
P.O. Box 2320	New York, New York 10286	2001 Bryan Street-9th Floor
Dallas, TX 75221-2320		Dallas, TX 75201

The method chosen for the delivery of the Notes is at the option and risk of the Holder.  If delivery is by mail, use of registered or certified mail, properly insured is suggested.

Holders of the Notes may exercise their rights to convert at any time prior to the close of business on June 19, 2014.  The current conversion rate is 73.8085 shares of Company common stock per $1,000 principal amount of Notes.  (Such current conversion rate will be adjusted for (i) the February 28, 2014 dividend payment and (ii) the dividend associated with the Company’s May 3, 2014 dividend declaration.)  The Conversion Period (as defined in the Supplement) will begin on May 22, 2014.  Holders electing to convert must comply with the conversion procedures provided in the Notes.  The Notes should be presented for conversion to the Trustee, acting as conversion agent, at its corporate trust office referenced above.

Under the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001, paying agents making payments of interest or principal on securities may be obligated to withhold a 28% tax from remittance to individuals who have failed to furnish the paying agent with a valid taxpayer identification number.  Holders of the Notes who wish to avoid the imposition of the tax should submit certified taxpayer identification numbers when presenting their Notes for payment.

The CUSIP number referred to above has been assigned to the Notes by an organization not affiliated with the Company or the Trustee and is included solely for the convenience of the Holders.  Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to its correctness on the Notes or as indicated in this redemption notice.

CMS ENERGY CORPORATION

By:	The Bank of New York Mellon,
as Trustee

Dated:  April 24, 2014